Exhibit 99.1

CELLSTAR ANNOUNCES THE RESULTS OF ITS SPECIAL MEETING OF
STOCKHOLDERS

COPPELL, TEXAS — March 29, 2007 — CellStar Corporation (OTC Pink Sheets: CLST) today announced that during its Special Meeting of stockholders, which was held yesterday, holders of a majority of the outstanding CellStar common stock voted to approve the U.S. Sale Agreement, the Mexico Sale Agreement, the Liquidation and Dissolution proposal, and the amendment of CellStar’s Certificate of Incorporation to change the corporate name to CLST Holdings, Inc.  Of the 21,158,740 shares issued and outstanding as of the record date, the Company received the affirmative vote of over 13.0 million shares for each of the proposals.

On December 18, 2006, the Company announced that it had entered into an agreement to sell substantially all of the assets of its U.S. and Miami-based Latin American operations to a wholly-owned subsidiary of Brightpoint, Inc. (NASDAQ:CELL).  The Company expects the transaction to close within the next few days upon satisfaction of certain conditions.

The Company also announced on December 18, 2006, that it had entered into an agreement to sell all of its Mexico operations to Soluciones Inalámbricas S.A. de C.V. and Prestadora de Servicios en Administracion y Recursos Humanos, S.A. de C.V for between $20.0 to $22.0 million in cash, based on the 2007 operating performance of the operations up to the closing date.  The Company expects the transaction to close as soon as practicable following the closing of the U.S. Sale transaction.

The Company’s operations in Chile were not part of the above-mentioned transactions.   Consequently, the Company has signed a non-binding letter of intent with a potential buyer and is working on a definitive purchase agreement for the operations in Chile.

About CellStar Corporation

CellStar Corporation is a leading provider of logistics and distribution services to the wireless communications industry.  CellStar has operations in North America and Latin America,

and distributes handsets, related accessories and other wireless products from leading manufacturers

-more-

to an extensive network of wireless service providers, agents, MVNOs, insurance/warranty providers

601 S. Royal Lane ∙ Coppell, Texas ∙ 75019 ∙ 972/ 462-2700 ∙ 800/ 723-9070

and big box retailers.  CellStar specializes in completely integrated forward and reverse logistics solutions, repair and refurbishment services, and in some of its markets, provides activation services that generate new subscribers for wireless service providers.  For more information, visit www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  A variety of risk factors, including the increased risk to our business if we do not obtain stockholder approval of the U.S. Sale and the Mexico Sale, the loss of or reduction in orders from any of our key customers,  our ability to manage cost-reduction actions, maintain our channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, maintain or improve our operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn our inventories and accounts receivable, as well as changes in  foreign laws, regulations and tariffs, continued consolidation in the wireless market, new technologies, system implementation or continuation difficulties, competition, handset shortages or overages, terrorist acts or other unforeseen events, economic weakness in the U.S. and other countries in which we do business and other risk factors, are discussed in the Company’s Annual Report on Form 10-K.  Any one, or a combination of these risk factors could cause CellStar’s actual results to vary materially from anticipated results or other expectations expressed in the Company’s forward-looking statements.

Contact:     Sherrian Gunn

                    972-462-3530

                    ir@cellstar.com

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601 S. Royal Lane ∙ Coppell, Texas ∙ 75019 ∙ 972/ 462-2700 ∙ 800/ 723-9070